EXHIBIT 11

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

February 7, 2024

To the Board of Directors of Tirios Propco Series LLC,

We hereby consent to the inclusion of our Auditors' Report, dated January 24, 2024, on the consolidated financial statements of Tirios Propco Series LLC – which comprise the consolidated balance sheet as of December 31, 2023, and the related statements of income, changes in stockholders' equity, and cash flows for the year then ended, and the related notes to the consolidated financial statements— in the Company's Form 1-A. We also consent to application of such report to the financial information in the Report on Form 1-A, when such financial information is read in conjunction with the consolidated financial statements referred to in our report.

Best,

Alice.CPA LLC

Alice.CPA LLC

Robbinsville, New Jersey

February 7, 2024